Exhibit 99.C1

SEPTEMBER 28, 2005	Cruzan International, Inc.

Confidential	Presentation to the Special Committee of the Board of Directors

Houlihan Lokey Howard & Zukin

Financial Advisory Services

3475 Piedmont Road

Suite 950

Atlanta, Georgia 30305

404-495-7000

www.hlhz.com

Los Angeles	New York	Chicago	San Francisco	Washington D.C.	Minneapolis	Dallas	Atlanta	London	Paris

 Houlihan Lokey Howard & Zukin

Table of Contents

Executive Summary

Situation Overview

Summary Conclusions

Market Trading Analysis

Market Multiple Analysis

Comparable Transaction Approach

Discounted Cash Flow Approach

Other Considerations

Synergies Analysis

Comparable Public Company Information

Executive Summary

SCOPE OF ENGAGEMENT AND TRANSACTION OVERVIEW

•     We understand that The Absolut Spirits Company, Inc., a Delaware corporation (“ASCI”), and a wholly-owned subsidiary of V&S Vin & Sprit AB (“V&S”), has submitted to Cruzan International, Inc., a Delaware corporation (“Cruzan” or the “Company”), formerly known as Todhunter International, Inc., a proposed Agreement and Plan of Merger pursuant to which a wholly-owned subsidiary of ASCI would merge with and into the Company, with each minority holder of the Company’s issued and outstanding common stock (the “Minority Public Stockholders”) entitled to receive $28.37 in cash per share (the “Merger Proposal”) which is equal to the proposed per share cash consideration to be paid to Angostura, Ltd. (“Angostura”) by ASCI in exchange for Angostura’s controlling interest in the Company, pursuant to a previously-announced Stock Purchase Agreement between Angostura and V&S (the “Angostura Buyout”).  The Company has formed a Special Committee of the Board of Directors of the Company (the “Committee”) to consider certain matters relating to the Transaction as defined herein.

•     The Committee has requested that Houlihan Lokey provide financial advisory services to the Committee concerning the Merger Proposal, including assisting the Committee in evaluating the Merger Proposal from a financial point of view and assisting the Committee in its negotiations of the financial terms of the Merger Proposal and to render to it (or, at the Committee’s election, to the entire Board of Directors of the Company) a written opinion (“Opinion”) as to the fairness, from a financial point of view, of the consideration to be received by the Minority Public Stockholders of the Company in the event the Committee recommends that the Board of Directors enter into a merger agreement with V&S (the “Transaction”).

SUMMARY OF ANALYSIS COMPLETED

•               Houlihan Lokey assessed the Transaction as proposed by completing the following steps:

•             performed due diligence with the Company to gain an understanding of its operations and financial condition;

•             researched the spirits industry;

•             analyzed the trading multiples of comparable, publicly-traded spirits companies;

•             researched selected recent acquisitions in the spirits industry;

•             studied stock price and volume of the Company as well as other comparable public spirits companies;

•             utilized generally accepted valuation methodologies to derive valuation indications for the Company;

•             analyzed two financial projection models for the Company provided by management (“Management”) which detail the expected financial performance of the Company for fiscal years ended September 30, 2005 through September 30, 2009 (i) as if the Transaction occurred (“Transaction Case”) and (ii) as if the Transaction did not occur (“Status Quo Case”).  The primary differences in the two projections are based upon Cruzan benefiting from distribution through V&S’s expansive distribution network if the Transaction takes place;

•             analyzed the Transaction and compared the consideration provided for in the Transaction to the resulting indications of value; and

•             conducted other research and analysis we deemed appropriate.

SUMMARY OF DUE DILIGENCE

•      In connection with the Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances.  Among other things, we have:

•             met and held discussions with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company, and met and held discussions with representatives of the Committee and counsel to discuss certain matters;

•             visited the business offices of the Company in West Palm Beach, Florida;

•             reviewed the Company’s annual reports to shareholders and on Form 10-K for the three fiscal years ended September 30, 2002, 2003 and 2004, and the quarterly reports on Form 10-Q for the quarter ended December 31, 2004, March 31, 2005, and June 30, 2005 (draft form), which the Company’s management has identified as being the most current financial statements available;

•             reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the fiscal years ended September 30, 2005 through 2009 for the Transaction Case;

•             reviewed forecasts and projections prepared by the Company’s management with respect to the Company for the fiscal years ended September 30, 2005 through 2009 for the Status Quo Case;

•             reviewed the historical market prices and trading volume for the Company’s publicly traded securities;

•             reviewed the stock purchase agreement dated June 3, 2005 between V&S Vin & Sprit AB and Angostura Ltd.;

•             reviewed the distribution agreement dated October 10, 2003 between the Company and V&S Vin & Sprit AB (“Distribution Agreement”);

•             reviewed a services license agreement dated January 31, 2005 between the Company, Virgin Islands Rum Industries, Ltd., and Cruz Land, Ltd.;

•             reviewed a product license agreement dated January 31, 2005 between the Company, Virgin Islands Rum Industries, Ltd., and Cruz Land, Ltd.;

•             reviewed a proposed marketing service agreement between the Company and the Government of the U.S. Virgin Islands, Department of Property and Procurement (“USVI Government”);

•             reviewed a production agreement between the Company and Wilson Daniels, Ltd., a licensed Seagram’s Vodka bottler;

•             reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction; and

•             conducted such other studies, analyses and inquiries as we have deemed appropriate.

ASSUMPTIONS AND LIMITING CONDITIONS

•      Houlihan Lokey has relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements, forecasts and projections made available to us.

•      Houlihan Lokey has relied upon the accuracy and completeness of all of the financial and other information reviewed and has assumed such accuracy and completeness for purposes of rendering the fairness opinion.  Houlihan Lokey has not independently verified the accuracy and completeness of the information supplied to us and does not assume any responsibility with respect to it.  Houlihan Lokey has not made any physical inspection or independent appraisal of any of the properties or assets of the Company.  The fairness opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this presentation.

Situation Overview

CRUZAN INTERNATIONAL, INC.

•      Cruzan, formerly known as Todhunter International, Inc., is a 41 year old leading producer and supplier of premium branded spirits; bulk rum, brandy and wine; and vinegar and cooking wine.  The Company also operates modern bottling operations for its own products and provides contract bottling services.  Cruzan was founded in 1970, as a successor to a Bahamas based business that was established in 1964.  The Company is headquartered in West Palm Beach, Florida and operates four production facilities in the U.S. and St. Croix, U.S. Virgin Islands.

•      Cruzan’s common stock currently trades on the American Stock Exchange (“AMEX”) under the symbol “RUM” (the name and ticker were changed from Todhunter International, Inc. AMEX: THT on May 2, 2005).  Angostura, a Trinidad-based distiller and marketer of beverage alcohol and food sauce products, which are complimentary to Cruzan’s products, owns, subsequent to the rights offering, approximately 64 percent of the common stock of Cruzan.

•      On January 10, 2005, V&S approached Angostura with a nonbinding offer for its controlling interest in Cruzan at a price of $18.75 to $20.30 per share, which represented a premium of 50% to 60% to the stock’s market price per share of $12.86.  However, Angostura decided not to pursue the matter at the time.

•      On June 3, 2005, the Company announced that V&S had agreed to acquire Angostura’s controlling interest in Cruzan for $28.37 per share, which represented a premium of 102% to the stock’s market price per share of $14.05.  V&S also stated its intention to offer the Company’s Minority Public Stockholders equitable treatment.

BUSINESS OVERVIEW

•      Bulk Alcohol Products – The Company’s bulk alcohol segment produces and sells citrus brandy, citrus spirits, rum, cane spirits and fortified wines.  Cruzan is the largest supplier of citrus brandy, bulk rum and fortified citrus wine in the U.S.  The Company sells its bulk alcohol products to over forty producers of beverage alcohol products and exports bulk alcohol products to approximately ten countries.  The Company’s distilling operations produce a byproduct, which is sold as animal feed.  The Company’s citrus wine is fermented from citrus juice and fortified with citrus spirits to increase the alcohol content to approximately 20 percent by volume.  Known as fortified citrus wine, this product is used primarily as an ingredient in cordials, whiskies and other beverage alcohol. Rum and cane spirits are distilled from sugar cane molasses and are sold to other bottlers of rum, producers of beverage alcohol, food companies and flavor manufacturers.

•      Premium Branded Spirits – Since 1996, management has pursued a strategy to significantly grow its premium branded spirits business by acquiring new management and marketing expertise, developing relationships with wholesalers and expanding its distribution network.  Initially, Cruzan leveraged its existing Cruzan Rum brand by repackaging and extending the product line.  Now, the Cruzan line includes Light and Dark, Estate Diamond, Single Barrel Estate, Rum Cream and a line of five Flavored Rums.  The Company also owns other brands including Ron Carlos Rum, Antioqueno (a Colombian anise flavored sugarcane spirit), and Barbancourt Rums, among others.

•      Bottling Operations – Cruzan provides bottling services on a contract basis to third parties in addition to bottling its own products.  Cruzan is one of the largest contract bottlers in the Southeastern U.S.  The Company’s main bottling facilities are in Lake Alfred and Auburndale, Florida.

•      Vinegar and Cooking Wine – The Company produces vinegar, vinegar stock, and cooking wine for sale to a variety of food manufacturers, food service distributors and major retailers.  Cruzan is a major producer of bulk vinegar including: white distilled, red and white wine, apple, rice and balsamic vinegars.  The Company also manufactures and bottles vinegar and cooking wine under private labels for its customers and under Cruzan’s Edmundo cooking wine brand.

MARKETS & COMPETITION

•      The Company is one of three citrus-based bulk alcohol producers in the U.S.  The Company’s premium brand spirits compete on a regional and national basis with other distilled spirits products.  The flavored rum market, in which Cruzan flavored rums compete, continues to be one of the fastest growing spirits segments in the beverage alcohol industry.  The premium branded spirits segment has become a much larger percentage of the Company’s total sales over the past five years, increasing from 18 percent in 2000 to 28 percent of total sales in 2004.  The graphs below illustrate the change in the Company’s historical and projected product mix over the historic period and through the forecasted period.

2000

2004

2005

2009

SALES & MARKETING

•      The Company’s bulk alcohol, vinegar and cooking wine products are sold primarily in large quantities through the Company’s sales force.  Cruzan’s marketing strategy emphasizes the cost, service and quality advantages of its products over the other products available to beverage alcohol producers and food industry customers.  Cruzan has expanded distribution of its premium line of Cruzan Rums throughout North America, parts of Europe, the Caribbean and Central America.  In the U.S., the Company’s products are sold using many brokers and distributors.  Internationally, the Company’s premium branded spirits products are sold through several importers based in other countries.  The Company is continuing to expand distribution in the U.S., Europe and other countries.

PRINCIPAL SHAREHOLDERS

•      The chart below lists the principal shareholders of the Company prior to its recent rights offering(1), the Angostura Buyout, and the Merger Proposal:

Equity Holders

(based upon various SEC filings from January 2005 through June 2005)

(figures in thosands)

	Number of
Name	Shares	Percent
Angostura Ltd.	4,295.000	67.8%
Dimensional Fund Advisors Inc.	367.560	5.8%
Towerview LLC	87.500	1.4%
Vanguard Group, Inc.	62.093	1.0%
Ousik Yu	20.000	0.3%
Northern Trust Corporation	17.409	0.3%
CA Public Employee Retirement	14.500	0.2%
Jay S. Maltby	13.667	0.2%
D. Chris Mitchell	5.000	0.1%
T. Rowe Price Associates, Inc.	1.400	0.0%
Princor Management	1.100	0.0%
Leonard G. Rodgers	1.000	0.0%
Edward McDonnell	1.000	0.0%
Thomas A. Valdes	1.000	0.0%
AXA	0.900	0.0%
Legg Mason Trust FSB	0.700	0.0%
Barclays Global Investors N.A.	0.289	0.0%
Ezra Shashoua	0.100	0.0%
Others	1,448.301	22.8%
Total	6,338.519	100.0%

Source: Bloomberg

(1)    After giving effect to the approximately 409,000 additional shares issued in conjunction with the rights offering, total basic shares are 6,747,306 as of August 9, 2005 and Angostura’s ownership percentage prior to the Angostura Buyout is 63.6%.

INDUSTRY OVERVIEW

•      The size of the U.S. distilled spirits industry in 2004 was approximately $16.4 billion at the supplier level and $49.4 billion at the retail level, with rum controlling approximately 11.0 percent of the market share.  The rum sector of this market is expected to have a compounded annual growth rate (“CAGR”) in 9-Liter Cases of approximately 6.0 percent from 2004-2009.

2004 Volume by 9-Liter Cases

Source: Adams Liquor Handbook 2005

Estimated 2004-2009 9-Liter Case Volume Growth

	2004	2009	CAGR
Straights	13.884	14.800	1.6%
Blends	5.355	4.900	-2.2%
Canadian	15.543	15.950	0.6%
Scotch	9.114	9.000	-0.3%
Irish & Other Whiskey	0.547	0.810	10.3%
Gin	10.972	11.350	0.9%
Vodka	44.262	55.000	5.6%
Rum	20.800	26.500	6.2%
Tequila	8.279	11.100	7.6%
Brandy & Cognac	10.155	11.600	3.4%
Cordials & Liqueurs	20.064	23.600	4.1%
Prepared Cocktails	6.675	6.200	-1.8%
Total	165.650	190.810	3.6%

•      According to a report dated January 2005 by The Freedonia Group, Inc., it is expected that growth in the distilled spirits market from 2004 to 2009 will be led by white spirits, rum and tequila with the whiskey and specialty categories achieving less growth.  These growth trends create a positive outlook for Cruzan and are supported by:

•      Spirits Stealing Market Share from Beer – Spirits have been taking a share of total alcohol consumption away from beer.

•      Premium Rum Spirits – An increase in the popularity of flavored rum has led to sales growth for higher priced flavored rum and premium rum. As demonstrated in the chart below, rum case sales in the price category of $70.00 and over at the wholesale level far exceed the lower priced case segments.

2004 Supplier Case Price Distribution for Rum

Source: Adams Liquor Handbook 2005

•      Strong Pricing Trends – Pricing increases for alcoholic beverages tend to be inelastic, especially for products that are consumed on-premise (bars/restaurants).

•      Increased Variety of Rum Flavors – The rum segment has followed the vodka segment’s lead in producing an increased variety of flavored spirits.  This variety along with aggressive marketing has led to growth in the consumption of rum through a larger consumer base.

•      Favorable Population Demographics – Over the next 10 to 15 years, the 21 to 29-year old population (also known as the Echo Boomers) will be increasing as a percentage of the U.S. population.  Because this age demographic consumes the most alcoholic beverages, increased spirit consumption is likely.  Consumers are also increasingly demanding more variety in their product selection, which should benefit spirits, given their inherent “mixability” versus other alcoholic beverage options.

•      Increased Influence of Females on Drink Choice – According to a June 2004 Market Watch article by Jeff Siegel, the increase in rum drinkers is “frequently, but not overwhelmingly, female and includes twenty- and thirty-somethings who sample rum, flavored rums and rum cocktails on premise, which then translates into off-premise purchases.”

U.S. Distilled Spirits Consumption

Source: Adams Liquor Handbook 2005

Summary Conclusions

SUMMARY OF METHODOLOGY

•      Houlihan Lokey examined the historical price and trading volumes of Cruzan’s stock to determine whether it could be considered an accurate indicator of value for the Company.  Houlihan Lokey also reviewed relevant analyst data for the spirit sectors.

•      Houlihan Lokey examined the market evidence available for similar publicly traded companies.

•      Houlihan Lokey examined precedent transactions in the wine and spirits sector, which yielded a reasonable sample of wine and spirits transactions.

•      Houlihan Lokey prepared discounted cash flow models based on Management’s projected financial performance of the Company.

SUMMARY OF VALUATION INDICATIONS AND FAIRNESS CONCLUSIONS

Valuation Summary

	Market Multiple Approach (4)		Comparable Transaction Approach		DCF Approach - Status Quo Case		Concluded Value (5)
	LOW	HIGH	LOW	HIGH	LOW	HIGH	LOW	HIGH
Enterprise Value from Operations	$140.977	$155.677	$166.310	$176.710	$164.160	$193.415	$160.168	$180.856

Add: Cash	2.188	2.188	2.188	2.188	2.188	2.188	2.188	2.188
Proceeds from In-the-Money Stock Options	3.944	3.944	3.944	3.944	3.944	3.944	3.944	3.944
Notes Receivable	0.863	0.863	0.863	0.863	0.863	0.863	0.863	0.863
Non-Operating Loss Carryforward	6.359	6.667	6.359	6.667	6.359	6.667	6.359	6.667
Market Support Agreement	10.148	17.173	10.148	17.173	10.148	17.173	10.148	17.173
Seagram Bottling Contract	4.280	4.468	4.280	4.468	4.280	4.468	4.280	4.468

Less: Debt	(27.122)	(27.122)	(27.122)	(27.122)	(27.122)	(27.122)	(27.122)	(27.122)
Non-Operating Liability (1)	(0.539)	(0.539)	(0.539)	(0.539)	(0.539)	(0.539)	(0.539)	(0.539)

Implied Per Share Value (2) (3)	$19.63	$22.72	$23.15	$25.65	$22.85	$27.97	$22.30	$26.22

Closing Share Price as of 6/3/2005:	$14.05
Offer Price:	$28.37

(1) Represents a non-operating lease liability related to the Company’s acquisition of Monarch Wine Company.

(2) Based on 7.188 million fully diluted shares. The closing share price on June 3, 2005 immediately prior to the announcement of the Angostura Buyout was $14.05.

(3) For purposes of this analysis, the Dividend Tax Liability, as defined hereinafter on page 44, was not deducted from our value conclusions under each methodology.  However, the deduction, if applied, would reduce the per share value under each methodology by $0.17.

(4) Includes a 10% control premium.

(5) Market Multiple Approach weighted 20%, Comparable Transaction Approach weighted 30%, DCF Approach weighted 50%.

•       The per share consideration being offered by ASCI in the Merger Proposal of $28.37 is greater than the Company’s closing price the day prior to the announcement of the Angostura Buyout (June 3, 2005) of $14.05 and the average of the closing quotations of the Company’s stock on AMEX for the 30 calendar days immediately preceding announcement of the Angostura Buyout ($13.96).  Further, the per share consideration is above the concluded value indications resulting from each of Houlihan Lokey’s valuation approaches.

•       Based upon the analyses set forth herein, it is Houlihan Lokey’s opinion that the consideration to be received by the Minority Public Stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

Market Trading Analysis

HISTORICAL PRICE, TRADING VOLUME AND SIGNIFICANT EVENTS OF CRUZAN

Date		Press Release

A	August 12, 1999

Todhunter sold 650,220 shares of common stock, approximately 11.8 percent of the outstanding shares, to Angostura for $6,502,200, or $10 per share. Angostura’s stake after this purchase was 30 percent.

B	September 28, 1999	Todhunter acquired Monarch Wine Co. for approximately $23 million to expand into cooking wine for the food industry.

C	April 19, 2000	Angostura raised its stake in Todhunter to 51 percent with the purchase of 490,000 additional shares.

D	November 26, 2002	Angostura bought 595,985 shares to increase its stake to 64 percent.

E	March 19, 2003	Todhunter’s board of directors approved the formation of a special committee of independent directors to explore the possibility of entering into a “going private” transaction.

F	September 4, 2003	Todhunter’s EBITDA for the quarter reached a six year low, declining 25 percent over the same quarter from the previous year.

Date		Press Release

G	October 20, 2003	Todhunter announced it entered into a strategic alliance with V&S Group of Sweden by which Cruzan Rum will be marketed in select countries in Europe and global duty-free markets.

H	December 25, 2003	Todhunter’s EBITDA for the quarter increased 53 percent over the year earlier same quarter.

I	March 16, 2004	The Company reported it had received an offer from its majority owner, Angostura Holdings Ltd., to purchase $10 million of newly issued shares.

J	May 2, 2005	Todhunter formally changed its name to Cruzan International, Inc. with a new ticker symbol “RUM.”

K	June 3, 2005	V&S Vin & Sprit AB agreed to acquire the 67.8% stake in Cruzan International, Inc. held by Angostura Holdings Ltd. for approximately $121.8 million, or $28.37 in cash per share.

L	July 8, 2005

Absolut Spirits Co. Inc., a subsidiary of V&S Vin & Sprit AB, submitted an offer to acquire the remaining 32.2% stake in Cruzan for approximately $58 million in cash. Under the proposal, shareholders will receive $28.37 in cash per share.

ANALYSIS OF STOCK TRADING ACTIVITY

						Corby		Davide	MGP
	Cruzan	Brown-	Constellation	Pernod		Distilleries	Remy	Campari-	Ingredients,
($Millions, except per share data)	International, Inc.	Forman Corp.	Brands	Ricard	Diageo Plc	Ltd.	Cointreau	Milano S.p.A.	Inc.	Median	Mean

				468232			474171	B08BR2	MGPI
Ticker Symbol	RUM	BFB	STZ	Euronext	DEO	*CDL.A	Euronext	Italy	NASDAQ
Exchange	AMEX	NYSE	NYSE	France	NYSE	Toronto	France	Continuous	(NM)

Analyst Coverage (1)	0	6	11	7	29	1	21	21	2	9	12

Basic Shares	6.747	121.977	220.201	86.546	3,057.472	7.104	45.023	281.048	15.994	104.262	479.421
Fully Diluted Shares	6.747	122.738	248.817	86.809	3,058.472	7.118	47.072	290.400	16.575	104.774	484.750

Closing Price as of 7/29/05	$14.05 (5)	$58.45	$27.40	$167.75	$55.67	$59.46	$44.24	$7.80	$8.69	$49.96	$53.68

Public Float (2)	2.411	102.656	218.461	59.042	NA	3.426	18.910	128.664	9.313	59.042	77.210
Percent of Total Shares Outstanding	35.73%	84.16%	99.21%	68.22%	NA	48.23%	42.00%	45.78%	58.23%	58.23%	63.69%

Institutional Holdings	0.701	71.120	181.257	28.582	285.262	2.009	8.931	82.036	5.273	49.851	83.059
Percent of Total Shares Outstanding	10.39%	58.31%	82.31%	33.03%	9.33%	28.28%	19.84%	29.19%	32.97%	31.08%	36.66%
Percent of Total Public Float	29.09%	69.28%	82.97%	48.41%	NA	58.63%	47.23%	63.76%	56.62%	58.63%	60.99%
Number of Institutional Holders	10	63	414	336	276	15	81	107	48	94	168

Average Trading Volume (3)	0.003 (5)	0.243	1.662	0.597	0.416	0.002	0.066	0.556	0.062	0.329	0.451
Percent of Total Shares Outstanding	0.05%	0.20%	0.75%	0.69%	0.01%	0.03%	0.15%	0.20%	0.39%	0.20%	0.30%
Percent of Total Public Float	0.14%	0.24%	0.76%	1.01%	NA	0.06%	0.35%	0.43%	0.67%	0.43%	0.50%

Short Interest (4)	0.011	0.862	5.565	NA	NA	0.006	NA	NA	0.700	0.781	1.784
Percent of Total Shares Outstanding	0.16%	0.71%	2.53%	NA	NA	0.09%	NA	NA	4.38%	1.62%	1.93%
Percent of Total Public Float	0.44%	0.84%	2.55%	NA	NA	0.18%	NA	NA	7.52%	2.55%	2.77%

Footnotes:

(1) Based off of the number of analyst reports in Bloomberg.

(2) Float shares not available on London Exchange and ADR information was not meaningful.

(3) Based on 90-day average trading activity as of 7/29/05 (excluding Cruzan).

(4) Short interest not available on foreign exchanges.

(5) Cruzan price and average trading volume as of 6/3/05 prior to the announcement of the Angostura Buyout.

90-Day Average Daily Volume / Public Float

90-Day Average Daily Volume / Shares Outstanding

Public Float / Shares Outstanding

Institutional Ownership / Shares Outstanding

OBSERVATIONS AND TRADING ANALYSIS

•      Cruzan has a relatively small public float, only 35.73 percent of the Company’s total shares outstanding (compared to a median of 58.23 percent for the Company’s peer group), which indicates that its stock price could be more volatile since a large volume of orders to buy or sell shares could dramatically influence the Company’s share price.

•      The Company’s 90-day average trading volume as a percentage of public float is only 0.14 percent (compared to a median of 0.43 percent for the Company’s peer group). The trading volume is relatively small, which indicates a very thinly traded stock, which may not be indicative of the true value of the Company.

•      The Company also has few institutional investors. Of the Company’s total shares outstanding, only 10.39 percent are owned by institutional holders (compared to a median of 31.08 percent for the Company’s peer group). Institutional ownership is another factor used to evaluate the quality and liquidity of an investment.

•      Lastly, Cruzan has no analyst coverage. Analysts facilitate the flow of company information to investors. Information flow helps to create an efficient market for public companies.

•      Based on the aforementioned factors, Cruzan’s market trading price may not provide an accurate indication of value for the Company on a marketable minority interest basis.

Volume Analysis

RUM Average Daily Trading Volume

As of 6/3/05

(shares in thousands)

	30 Day	60 Day	90 Day	180 Day	360 Day	720 Day

Total Shares Traded	126.6	166.3	266.5	364.9	801.7	1,389.3
Average Share Price	$13.78	$13.43	$13.33	$12.84	$12.75	$11.37

Market Multiple Analysis

COMPARABLE COMPANIES SELECTED

•      Through a consensus with Cruzan’s senior management, the following publicly traded companies were selected for comparative purposes (“Comparable Companies”).

• Brown-Forman Corp.	• Diageo PLC
• Constellation Brands, Inc.	• Pernod Ricard S.A.
• Corby Distilleries Ltd.	• Remy Cointreau S.A.
• Davide Campari Milano S.p.A.	• MGP Ingredients, Inc.

•      A majority of the Comparable Companies are principally focused on branded spirits, which are higher margin and higher growth segments of the industry.  Generally, Cruzan is more diversified, but the majority of its sales and profits currently come from its bulk alcohol products segment, which produces lower margins than the premium branded spirits segment.  The Company’s bottling operations and the vinegar and cooking wine segments also have significantly lower gross margins than its other segments.  Given the early stage nature of the Cruzan brand relative to certain brands of the Comparable Companies, and the Company’s current dependence on lower margin bulk alcohol products, we view the Company as having greater risk relative to the Comparable Companies as a whole.

MARKET APPROACH

•      The market approach is based upon the multiples exhibited by Comparable Companies.  The Company’s representative earnings levels are as follows:

Company Financial Performance

(figures in millions)

	Fiscal Year Ended September 30,				LTM Ended	Fiscal Year Ended September 30,
	2001	2002	2003	2004	6/30/2005	2005E	2006E	2007E
Reported Revenue	$97.253	$96.839	$90.444	$96.416	$103.945	$106.563	$116.299	$129.957
Revenue Growth %			-6.6%	6.6%		10.5%	9.1%	11.7%
Less: Cost of Goods Sold	65.170	65.701	61.175	68.684	74.196	67.789	71.499	78.901
Gross Profit	$32.083	$31.139	$29.270	$27.732	$29.749	$38.774	$44.800	$51.056
Less: Selling, General & Administrative	20.534	22.539	23.205	31.311	35.240	39.411	38.949	40.833
Less: Other Operating Expenses	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
Add: Depreciation and Amortization	6.045	5.293	5.426	5.147	5.482	4.961	5.043	5.162
Add: Adjustments (1)	0.299	0.957	1.089	0.552	0.414	0.488	0.488	0.488
Adjusted EBITDA	$17.892	$14.850	$12.580	$2.119	$0.405	$4.812	$11.382	$15.873
EBITDA Margin %	18.4%	15.3%	13.9%	2.2%	0.4%	4.5%	9.8%	12.2%
Less: Depreciation and Amortization	6.045	5.293	5.426	5.147	5.482	4.961	5.043	5.162
Adjusted EBIT	$11.847	$9.557	$7.154	$(3.027)	$(5.077)	$(0.149)	$6.339	$10.711
EBIT Margin %	12.2%	9.9%	7.9%	-3.1%	-4.9%	-0.1%	5.5%	8.2%

Footnotes:

(1) Adjustments:

Non-Recurring Legal Expenses	—	0.300	—	—	—	—	—	—
Non-Recurring Taxes & Forfeitures Related to BATF Settlement Expenses	—	0.400	—	—	—	—	—	—
Non-Recurring Fees	—	—	0.427	—	—	—	—	—
Non-Recurring Expenses Related to CFO Recruitment	—	—	0.130	—	—	—	—	—
Other Recurring Income	—	—	—	0.200	0.156	0.200	0.200	0.200
Equity in Income (Losses) of Equity Investees	(0.011)	(0.144)	0.323	0.353	0.258	0.288	0.288	0.288
Recurring Other Income Not Included in EBIT	0.309	0.402	0.210	—	—	—	—	—
Total Adjustments	$0.299	$0.957	$1.089	$0.552	$0.414	$0.488	$0.488	$0.488

COMPARATIVE PERFORMANCE STATISTICS

•      Cruzan’s margin performance is lower than the Comparable Companies:

Last Twelve Months Margins

				Adjusted	Adjusted
	Gross	Adjusted	Adjusted	Cash	Net
	Profit	EBITDA	EBIT	Flow	Income

Corby (H.) Distillery -Cl A	59.9%	40.1%	39.4%	31.4%	30.8%

Brown-Forman -Cl B	60.6%	23.0%	20.5%	15.4%	12.9%

Constellation Brands -Cl A	28.1%	17.2%	14.6%	9.7%	7.2%

Pernod Ricard	65.8%	23.6%	20.8%	16.1%	13.3%

Diageo Plc -Adr	28.5%	36.8%	33.5%	25.0%	21.7%

Davide Campari	59.5%	24.2%	21.8%	14.3%	11.9%

Remy Cointreau	54.6%	21.6%	19.5%	11.1%	8.9%

Mgp Ingredients Inc	10.7%	8.8%	3.1%	7.9%	2.2%

Low	10.7%	8.8%	3.1%	7.9%	2.2%
High	65.8%	40.1%	39.4%	31.4%	30.8%

Median	57.1%	23.3%	20.6%	14.8%	12.4%
Mean	46.0%	24.4%	21.6%	16.4%	13.6%

Cruzan International, Inc.	28.6%	0.4%	-4.9%	1.0%	-4.3%

•      Cruzan’s earnings growth over the past several fiscal years has not been on par with the majority of its peer group:

2-Year Compound Annual Growth Rates

				Adjusted
		Adjusted	Adjusted	Net
	Revenue	EBITDA	EBIT	Income

Corby (H.) Distillery -Cl A	8.0%	13.2%	13.7%	14.3%

Brown-Forman -Cl B	6.0%	10.2%	11.3%	9.7%

Constellation Brands -Cl A	22.3%	16.9%	14.8%	15.9%

Pernod Ricard	-14.1%	-3.9%	-1.6%	5.6%

Diageo Plc -Adr	2.0%	8.1%	8.8%	21.1%

Davide Campari	8.6%	7.6%	8.2%	-4.7%

Remy Cointreau	-4.9%	-10.3%	-11.1%	-12.2%

Mgp Ingredients Inc	12.3%	-2.6%	-16.3%	-4.7%

Low	-14.1%	-10.3%	-16.3%	-12.2%
High	22.3%	16.9%	14.8%	21.1%

Median	7.0%	7.9%	8.5%	7.7%
Mean	5.0%	4.9%	3.5%	5.6%

Cruzan International, Inc.	-0.2%	-62.2%	NMF	NMF

NMF - Not Meaningful Figure.

•      The Company has exhibited significantly lower performance compared to its peers with regard to its growth, financial performance, return on assets and return on equity:

(figures in millions)

Balance Sheet Statistics

				Leverage
	Total	Net Income	Net Income	Debt/		Debt/	Debt/	Interest
	Assets	ROA	ROE	EBITDA		MVE (1)	EV	Coverage (2)

Corby (H.) Distillery -Cl A	$252.051	12.3%	29.1%	3.1	x	29.4%	24.6%	NMF

Brown-Forman -Cl B	2,624.000	11.9%	25.6%	1.2	x	8.8%	8.4%	25.3	x

Constellation Brands -Cl A	7,501.441	4.7%	11.6%	4.2	x	45.5%	31.3%	4.7	x

Pernod Ricard	7,161.737	7.7%	17.1%	2.2	x	15.4%	13.3%	9.5	x

Diageo Plc -Adr	26,707.730	9.8%	38.5%	2.1	x	20.8%	18.1%	12.0	x

Davide Campari	661.643	36.5%	NA	2.9	x	29.8%	25.3%	22.0	x

Remy Cointreau	3,033.081	3.4%	7.1%	2.6	x	29.9%	23.4%	3.7	x

Mgp Ingredients Inc	190.877	3.3%	5.5%	1.0	x	16.7%	14.9%	18.8	x

Low	$190.877	3.3%	5.5%	1.0	x	8.8%	8.4%	3.7	x
High	$26,707.730	36.5%	38.5%	4.2	x	45.5%	31.3%	25.3	x

Median	$2,828.541	8.8%	17.1%	2.4	x	25.1%	20.7%	12.0	x
Mean	$6,016.570	11.2%	19.2%	2.4	x	24.5%	19.9%	13.7	x

Cruzan International, Inc.	$131.640	-3.4%	-5.2%	66.9	x	NA	NA	0.2	x

(1) Represents Total Interest-Bearing Debt to Market Value of Equity.

(2) Represents EBITDA to Interest Expense.

•      Multiples of the comparable companies are shown below:

	EV / EBITDA				EV / Revenue
	NFY+1		NFY + 2		NFY+1		NFY +2

Corby (H.) Distillery -Cl A	NA		NA		4.9	x	NA

Brown-Forman -Cl B	12.3	x	10.2	x	NA		2.2	x

Constellation Brands -Cl A	10.0	x	9.2	x	1.9	x	1.8	x

Pernod Ricard	9.9	x	8.7	x	2.3	x	2.2	x

Diageo Plc -Adr (1)	12.0	x	11.3	x	3.9	x	4.0	x

Davide Campari	10.9	x	10.3	x	2.6	x	2.5	x

Remy Cointreau	10.4	x	10.0	x	2.3	x	2.3	x

Mgp Ingredients Inc	2.8	x	NA		0.6	x	NA

Low	9.9	x	8.7	x	1.9	x	1.8	x
High	12.3	x	11.3	x	4.9	x	4.0	x

Median	10.6	x	10.1	x	2.4	x	2.2	x
Mean	10.9	x	10.0	x	3.0	x	2.5	x

* Outliers excluded from the range.

All multiples in reported currency.

•      Houlihan Lokey selected multiples at or below the low end of the Comparable Companies’ multiples based upon Cruzan’s product mix and historical financial performance relative to the Comparable Companies.  The conclusions are as follows:

MARKET APPROACH VALUATION INDICATIONS

(figures in millions)

	Representative	Selected					Indicated
	Level	Multiple Range					Enterprise Value Range
NFY + 1
Revenues	$116.299	1.20	x	—	1.30	x	$139.560	—	$151.190
EBITDA	$11.382	9.0	x	—	10.0	x	$102.440	—	$113.820

NFY + 2
Revenues	$129.957	1.10	x	—	1.20	x	$142.950	—	$155.950
EBITDA	$15.873	8.0	x	—	9.0	x	$126.980	—	$142.860

Median							$133.270	—	$147.025
Mean							$127.983	—	$140.955

Selected Enterprise Value Range							$130.626	—	$143.990
Less: Total Interest-Bearing Debt							27.122	—	27.122
Aggregate Value of Minority Interest, as if Marketable							$103.504	—	$116.868
Add: Control Premium @ 10.0%							10.350	—	11.687
Value of Total Equity, on a Controlling Interest Basis							$113.855	—	$128.555
Add: Total Interest-Bearing Debt							27.122	—	27.122
Enterprise Value Range, on a Controlling Interest Basis							$140.977	—	$155.677

Comparable Transaction Approach

COMPARABLE TRANSACTION APPROACH (1)

•                  The relevant M&A data included recent transactions in the spirits industry (“Comparable Transactions”):

(figures in millions)

					LTM Enterprise Value Multiples				LTM Margins
Announced	Effective	Target	Acquiror	EV	Revenue		EBITDA		EBITDA

7/22/2005		Jinro Ltd	Hite Brewery Co. Ltd	3,200.00	4.39	x	NA		NA
4/21/2005	7/26/2005	Allied Domecq PLC	Pernod Ricard SA	17,680.34	2.98	x	14.1	x	21.1%
1/17/2005	6/3/2005	Southcorp Ltd.	Foster’s Group Ltd.	2,845.84	3.57	x	17.7	x	19.7%
12/20/2004	2/9/2005	Chalone Wine Group	Diageo PLC	255.23	3.72	x	17.4	x	21.3%
10/20/2004	1/7/2005	Glenmorangie PLC	LVHM Moet Hennessey Louis Vuitton SA	579.66	4.98	x	25.4	x	19.6%
10/19/2004	12/22/2004	The Robert Mondavi Corp	Constellation Brands, Inc	1,357.33	2.90	x	16.2	x	17.9%
3/17/2004	7/26/2004	Golden State Vintners, Inc.	The Wine Group LLC	109.62	1.31	x	10.7	x	12.3%
8/29/2003	11/17/2003	Peter Lehmann Wines Ltd.	Hess Group AG	123.60	4.54	x	20.0	x	22.6%
4/28/2003	7/29/2003	H.P. Bulmer Holdings PLC	Scottish & Newcastle PLC	599.36	0.69	x	17.7	x	5.2%
11/5/2001	11/5/2001	Inver House Distillers Ltd	Great Oriole Group	81.58	1.42	x	NA		NA
10/16/2001	10/16/2001	Invergordon Distillers/Whyte & Mackay	Kyndal International Ltd	289.52	1.54	x	NA		NA
9/4/2001	9/4/2001	Kummerling GmbH	Allied Domecq plc	181.25	1.60	x	NA		NA
12/19/2000	12/25/2001	Drinks Business of Seagrams	Pernod Ricard/Diageo plc	8,150.00	1.60	x	10.9	x	14.7%
8/28/2000	10/5/2000	R.H. Phillips, Inc.	Vincor International	84.85	2.91	x	8.7	x	33.4%
8/28/2000	10/3/2000	Beringer Wine Estates	Fosters Brewing Group Ltd.	1,515.07	3.45	x	14.1	x	24.4%

Low	$81.6	0.69	x	8.7	x	5.2%
High	$17,680.3	4.98	x	25.4	x	33.4%

Median	$579.7	2.91	x	16.2	x	19.1%
Mean	$2,470.2	2.66	x	15.7	x	19.3%

* Excluded from the range because the transaction has not closed.

All figures in U.S. Dollars.

(1) Transaction study based on announced and completed, controlling interest acquisitions. Transactions with announcement dates between 8/1/2000 and 7/29/2005 for which purchase price multiples were available were considered. Target companies were required to have SIC codes of 2084, or 2085. Sources included Securities Data Company, Mergerstat, and public filings.

(2) Net of Cash & Cash Equivalents.

COMPARABLE TRANSACTION APPROACH VALUATION INDICATIONS

(figures in millions)

	Representative	Selected					Indicated
	Level	Multiple Range (1)					Enterprise Value Range
LTM
Revenues	$103.945	1.60	x	—	1.70	x	$166.310	—	$176.710

Selected Enterprise Value Range							$166.310	—	$176.710

Footnotes:

(1) Multiples chosen reflect transactions in which the target was most comparable to Cruzan’s size and product focus.

Discounted Cash Flow Approach

DISCOUNTED CASH FLOW APPROACH VALUATION INDICATION – STATUS QUO CASE

•      In October 2003, the Company entered into a Distribution Agreement with V&S, by which V&S would market and be the distributor of Cruzan Rums in certain countries outside of the United States.  During fiscal 2004 and 2005, the Company has sold Cruzan Rum to V&S at cost, including manufacturing overhead, and V&S has then marketed and resold Cruzan Rum in Canada, Sweden, Norway, Finland, Denmark, Estonia, Poland, the Czech Republic and certain duty-free markets.  The Distribution Agreement provides for the Company and V&S to share equally in the costs of marketing Cruzan Rum and then split equally the net income or loss of the Cruzan Rum marketed and sold by V&S.  The Status Quo projections assume that the relationship with V&S is discontinued in its present form and that international distribution of Cruzan Rum reverts to a standard agreement in the markets now served through V&S, but with other distributors.  V&S has stated that an expansion of its current relationship with the Company is predicated on obtaining a controlling interest.

•      Results of the discounted cash flow methodology utilizing the Status Quo Case are shown below:

(figures in millions)

	Projected Fiscal Year Ending September 30,
	2005 (1)	2006	2007	2008	2009
EBIT	$(0.037)	$6.339	$10.710	$16.507	$22.530
Less: U.S. Virgin Island Taxes (2)	$0.250	$0.250	$0.250	$0.250	$0.250
Less: U.S. Taxes (2)	0.000	0.495	2.113	4.258	6.486
Debt-Free Earnings	$(0.287)	$5.594	$8.347	$11.999	$15.794
Less: Capital Expenditures	0.903	4.000	4.000	4.000	4.000
Less: Working Capital Requirements	(3.286)	4.339	4.892	5.970	6.384
Add: Depreciation and Amortization	1.240	5.043	5.162	5.241	5.297
Total Net Investment	$3.623	$(3.296)	$(3.730)	$(4.729)	$(5.087)
Net Debt-Free Cash Flows:	$3.336	$2.298	$4.617	$7.270	$10.707
Discount Period	0.13	0.75	1.75	2.75	3.75
Discount Factor @ 13.0%	0.98	0.91	0.81	0.71	0.63
Present Value of Net Debt-Free Cash Flows:	$3.285	$2.096	$3.728	$5.195	$6.770

DCF Assumptions

Discount Rate	13.0%

Terminal Value Assumptions

Terminal EBITDA (2009)	$27.827
Terminal Multiple	9.5	x
.
Terminal Value	$264.357
Discount Period	4.25
Discount Factor @ 13.0%	0.59
PV of Terminal Value	$157.256

Sensitivity Analysis: Enterprise Value

	Terminal Multiple
Discount Rate	8.5 x	9.0 x	9.5 x	10.0 x	10.5 x
11.0%	$173.756	$182.686	$191.615	$200.544	$209.473
12.0%	$167.629	$176.224	$184.820	$193.415	$202.010
13.0%	$161.778	$170.054	$178.331	$186.608	$194.884
14.0%	$156.188	$164.160	$172.133	$180.105	$188.077
15.0%	$150.845	$158.527	$166.209	$173.891	$181.573

Range of Selected Enterprise Values	$164.160	—	$193.415

(1) Represents 3-month stub period.

(2) Taxes are based upon $5 million per year at a 5% rate (U.S. Virgin Islands) and the balance of income at 37.5% rate (U.S). Based upon discussions with management, each year the Company will have $5 million in taxable income at the U.S. Virgin Islands rate and the balance will either be a net loss or income subject to U.S. tax law.

COMPARABLE COMPANY WEIGHTED AVERAGE COST OF CAPITAL (“WACC”) ANALYSIS

(figures in millions)

			Market			Debt to	Preferred to	Equity to
		Preferred	Value of	Total	Debt to	Total	Total	Total
	Debt	Stock	Equity	Capitalization	Equity	Capitalization	Capitalization	Capitalization
Corby (H.) Distillery -Cl A	$121.6	$0.0	$423.3	$544.8	28.7%	22.3%	0.0%	77.7%
Brown-Forman -Cl B	631.0	0.0	7,174.0	7,805.0	8.8%	8.1%	0.0%	91.9%
Constellation Brands -Cl A	3,099.3	0.0	6,817.6	9,916.9	45.5%	31.3%	0.0%	68.7%
Pernod Ricard	2,506.4	0.0	14,561.8	17,068.2	17.2%	14.7%	0.0%	85.3%
Diageo Plc -Adr	9,641.7	0.0	24,177.2	33,818.9	39.9%	28.5%	0.0%	71.5%
Davide Campari	722.1	0.0	2,264.6	2,986.7	31.9%	24.2%	0.0%	75.8%
Remy Cointreau	666.6	0.0	2,082.4	2,749.0	32.0%	24.2%	0.0%	75.8%
Mgp Ingredients Inc	24.1	0.0	144.0	168.1	16.7%	14.3%	0.0%	85.7%

Median	$722.1	$0.0	$6,817.6	$7,805.0	31.9%	24.2%	0.0%	75.8%
Mean	$2,484.1	$0.0	$8,214.4	$10,698.5	29.1%	21.9%	0.0%	78.1%

			Decile	Adjusted	Equity	Size
	Levered	Unlevered	Based	Unlevered	Risk	Risk	Cost of	Cost of	Cost of
	Beta	Beta	Beta	Beta	Premium (1)	Premium (1)	Equity	Debt	Preferred	WACC
Corby (H.) Distillery -Cl A	0.38	0.32	1.34	0.34	7.2%	2.86%	10.2%	7.7%	0.0%	9.0%
Brown-Forman -Cl B	0.75	0.71	1.04	0.96	7.2%	0.60%	10.6%	2.8%	0.0%	9.9%
Constellation Brands -Cl A	0.63	0.49	1.04	0.67	7.2%	0.60%	9.7%	4.8%	0.0%	7.6%
Pernod Ricard	0.23	0.21	0.91	0.32	7.2%	-0.37%	5.8%	NA	0.0%	NA
Diageo Plc -Adr	0.22	0.18	0.91	0.27	7.2%	-0.37%	5.8%	4.7%	0.0%	5.0%
Davide Campari	0.29	0.24	1.13	0.30	7.2%	1.07%	7.7%	NA	0.0%	NA
Remy Cointreau	0.14	0.12	1.16	0.14	7.2%	1.44%	7.0%	4.8%	0.0%	6.0%
Mgp Ingredients Inc	1.13	1.02	1.41	1.02	7.2%	6.41%	19.1%	4.8%	0.0%	16.8%

Median	0.29	0.24	1.04	0.32			7.7%	4.8%	0.0%	7.6%
Mean	0.38	0.32	1.08	0.43			8.1%	5.0%	0.0%	7.5%

* Outliers excluded from the range.

Source: Compustat.

Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1-Tax Rate) * Debt to Enterprise Value) + (Cost of Equity * Equity to Enterprise Value) + (Cost of Preferred * Preferred to Enterprise Value).

Cost of Equity = Risk Free Rate + (Levered Beta * Equity Risk Premium) + Size Risk Premium.

Risk-free rate as of July 29, 2005.

(1) Ibbotson Associates, Stocks Bonds Bills and Inflation 2005 Yearbook, pp. 138, 140, and 169.

Market Assumptions

20-Year Treasury Bond Yield	4.6%
Equity Risk Premium (1)	7.20%
Size Risk Premium (1)	6.41%
Company Specific Risk Premium	2.00%
Tax Rate	37.5%

Beta Assumptions

Company Specific Decile Beta	1.41
Selected Adjusted Unlevered Beta	0.32
Levered Beta	0.39

Capital Structure Assumptions

Preferred to Enterprise Value	0.0%
Debt to Enterprise Value	24.2%
Equity to Enterprise Value	75.8%
Cost of Debt	4.8%
Cost of Preferred	0.0%
Cost of Equity	15.8%

Concluded Weighted Average Cost of Capital	13.0%

Footnotes:

Source: Compustat.

Weighted Average Cost of Capital (WACC) = (Cost of Debt * (1-Tax Rate) * Debt to Enterprise Value) + (Cost of Equity * Equity to Enterprise Value) + (Cost of Preferred * Preferred to Enterprise Value).

Cost of Equity = Risk Free Rate + (Levered Beta * Equity Risk Premium) + Size Risk Premium + Company Specific Risk Premium. Company Specific Risk Premium is used to adjust for issues such as key man risk, supplier or key customer risk, etc.

Risk-free rate as of July 29, 2005.

(1)  Ibbotson Associates, Stocks Bonds Bills and Inflation 2005 Yearbook, pp. 138, 140, and 169.

Other Considerations

NET OPERATING LOSS CARRYFORWARD

•      Based on discussions with Management, the Net Operating Loss Carryforward (“NOL”) for FY 2005 is projected to reach $19,186,588.  Based on projections, the NOL increases until 2006 when it will be used to decrease taxable income.  The use of NOLs is subject to U.S. tax law allowing a current maximum deduction of 4.4% of the equity value of the Company just prior to a change of control.  According to Management, its tax advisors have stated that the maximum NOL available each year is $8.423 million.  The NOL is discounted per its projected use through 2010.

(figures in millions)

	Projected Fiscal Year Ending September 30,
	2004	2005 (1)	2006	2007	2008	2009	2010
EBIT		$(0.037)	$6.339	$10.710	$16.507	$22.530
U.S. Virgin Islands		$5.000	$5.000	$5.000	$5.000	$5.000
United States		$(5.037)	$1.339	$5.710	$11.507	$17.530
Maximum NOL Usage Per Year	$8.423
NOLs Used		$(5.037)	$1.339	$5.710	$8.423	$8.423	$0.330
NOL Balance	$19.187	$24.224	$22.885	$17.175	$8.752	$0.330	$0.000

Net Operating Losses Available to be Used:		$0.000	$1.339	$5.710	$8.423	$8.423	$0.330

Net Cash Savings of NOLs:		$0.000	$0.502	$2.141	$3.158	$3.158	$0.124
Discount Period		0.13	0.75	1.75	2.75	3.75	4.75
Discount Factor @ 13.0%		0.98	0.91	0.81	0.71	0.63	0.56
Present Value of Net Operating Losses:		$0.000	$0.458	$1.729	$2.257	$1.997	$0.069

Assumptions

Discount Rate	13.0%
Tax Rate	37.5%

Sensitivity Analysis: Present Value of Net Operating Losses

Discount Rate	NOLs
$6.510
11.0%	$6.830
12.0%	$6.667
13.0%	$6.510
14.0%	$6.359
15.0%	$6.213

(1) Represents 3-month stub period.

(2) Taxes are based upon $5 million per year at a 5% rate (U.S. Virgin Islands) and the balance of income at 37.5% rate (U.S).  Based upon discussions with management, each year the company will have $5 million in taxable income at the U.S. Virgin Islands rate and the balance will either be a net loss or income subject to U.S. tax law.

(3) $8.423 million cap on NOLs used in any given year based on the Company’s market capitalization reflecting $28.37 price per share.

MARKETING SUPPORT AGREEMENT (“MSA”) ANALYSIS

•      Under current conditions, the USVI Government receives $13.25 of the $13.50 per proof gallon the U.S. government collects as Federal Excise Tax from sales by Cruzan of rum sourced in the Virgin Islands.  This is known as the “cover over” and was approximately $78 million last year.  Cruzan has proposed an agreement, whereby the USVI Government will pay the Company a portion of any “cover over” revenues received from incremental sales of Cruzan and Conch Republic to use in marketing efforts of the brand, as brand growth would result in growth of the “cover over.”  Once in effect, assuming Cruzan and Conch Republic brands continue to grow, the agreement would more than likely be renewed, according to management, after the expiration of the proposed five-year agreement.

•      Based on discussions with management, the Company expects an agreement will be reached, although there is only a 50% probability that the agreement will be agreed to in its current form.  Projections given for the proposed agreement have been discounted at a rate reflective of the political and legislative risks of the USVI Government with respect to the realization and/or termination of the agreement, as well the risk of renewal.  A sensitivity analysis reflects the discount rate and probability that the agreement will be realized.

(figures in millions)

	Projected Fiscal Year Ending September 30,
	2006	2007	2008	2009	2010	Residual Value
Marketing Support Agreement to Cruzan	$1.996	$4.586	$5.287	$5.961	$6.075
Less: Taxes	$0.100	$0.229	$0.264	$0.298	$0.304
Net Marketing Support	$1.896	$4.357	$5.023	$5.663	$5.771	$32.704

Discount Period	0.75	1.75	2.75	3.75	4.75	4.75
Discount Factor @ 20.0%	0.87	0.73	0.61	0.50	0.42	0.42
Present Value of Marketing Support	$1.654	$3.167	$3.042	$2.858	$2.428	$13.756

Assumptions

Discount Rate (1)	20.0%
Tax Rate (2)	5.0%
Probability of MSA (3)	50.0%
Terminal Growth Rate (4)	2.0%

Sensitivity Analysis: Present Value of Marketing Support

	Probability of MSA going through
Discount Rate	30.0%	40.0%	50.0%	60.0%	70.0%
18.0%	$9.167	$12.223	$15.279	$18.334	$21.390
19.0%	$8.587	$11.449	$14.311	$17.173	$20.035
20.0%	$8.071	$10.762	$13.452	$16.143	$18.833
21.0%	$7.611	$10.148	$12.685	$15.223	$17.760
22.0%	$7.198	$9.597	$11.997	$14.396	$16.795

(1)  Discount rate reflects political and legislative risks in the U.S. Virgin Islands with respect to the realization and renewal of the agreement.

(2)  Based on management’s representation of U.S. Virgin Islands tax rate.

(3)  Based on political and legislative risks and discussions with management.

(4)  Based on the growth rate assumed from 2009-2010.

ANALYSIS OF SEAGRAM’S BOTTLING CONTRACT WITH WILSON DANIELS

•      The Company, subsequent to the Merger Proposal, has entered into a contract with Wilson Daniels for the bottling of Seagram’s Vodka.  The Company does not expect to begin full production of its forecasted 750,000 case volume until the beginning of fiscal year 2006.  If demand remains constant, the Company expects to net $2 million a year before taxes.  As the impact of this bottling contract is not contemplated in the projections provided by the Company, we have valued this contract separately.  The discount rate applied reflects the risk of execution, given that the Company has not yet begun production, as well as the risk of achieving the volume expectations going forward.

(figures in millions)

	Projected Fiscal Year Ending September 30,
	2006	2007	2008	2009	2010
EBIT	$2.015	$2.015	$2.015	$2.015	$2.015
Less: Taxes	$0.756	$0.756	$0.756	$0.756	$0.756
Net Cash from Seagram Contract	$1.260	$1.260	$1.260	$1.260	$1.260

Discount Period	0.75	1.75	2.75	3.75	4.75
Discount Factor @ 15.0%	0.90	0.78	0.68	0.59	0.51
Present Value of Seagram Contract	$1.134	$0.986	$0.858	$0.746	$0.649

Assumptions

Discount Rate (1)	15.0%
Tax Rate (2)	37.5%

Sensitivity Analysis: Present Value of Seagram’s Contract

Discount Rate	PV of Seagram’s Contract
$4.372
13.0%	$4.568
14.0%	$4.468
15.0%	$4.372
16.0%	$4.280
17.0%	$4.191

Assumes full production occurs at the beginning of next fiscal year.

(1)  The Company has recently entered into a contract with Wilson Daniels Ltd for the bottling of Seagram’s Vodka.  The Company does not expect to begin full production of its forecasted 750,000 case volume until the beginning of FY2006.  The discount rate reflects the risk of meeting volume expectations by management.

(2)  Based on discussions with management.

Synergies Analysis

DISCOUNTED CASH FLOW APPROACH VALUATION INDICATION – TRANSACTION CASE

•                  Assuming the Angostura Buyout is consummated, the Transaction Case projections assume that V&S will introduce Cruzan Rum into Spain, Mexico, Germany, United Kingdom, France and Italy through its distribution networks during the projected period.  This increase in distribution is projected to increase cash flow and enterprise value.  The enterprise value indication from the discounted cash flow methodology utilizing the Transaction Case of $191.8 million to $227.0 million results in a per share value indication for Cruzan stock of $26.52 to $32.47 (these share prices include cash, notes receivable, Other Considerations, and the Dividend Tax Liability, see page 44).

(figures in millions)

	Projected Fiscal Year Ending September 30,
	2005 (1)	2006	2007	2008	2009
EBIT	$(0.142)	$5.924	$12.101	$19.361	$28.421
Less: U.S. Virgin Island Taxes (2)	$0.250	$0.250	$0.250	$0.250	$0.250
Less: U.S. Taxes (2)	0.000	0.342	2.627	5.314	8.666
Debt-Free Earnings	$(0.392)	$5.332	$9.224	$13.797	$19.505
Less: Capital Expenditures	0.903	4.000	4.000	4.000	4.000
Less: Working Capital Requirements	(3.439)	6.006	7.118	7.831	9.972
Add: Depreciation and Amortization	1.240	5.043	5.162	5.241	5.297
Total Net Investment	$3.776	$(4.963)	$(5.956)	$(6.590)	$(8.675)
Net Debt-Free Cash Flows:	$3.384	$0.369	$3.268	$7.207	$10.830
Discount Period	0.13	0.75	1.75	2.75	3.75
Discount Factor @ 13.0%	0.98	0.91	0.81	0.71	0.63
Present Value of Net Debt-Free Cash Flows:	$3.333	$0.337	$2.638	$5.150	$6.848

DCF Assumptions

Discount Rate	13.0%

Terminal Value Assumptions

Terminal EBITDA (2009)	$33.718
Terminal Multiple	9.5	x
.
Terminal Value	$320.321
Discount Period	4.25
Discount Factor @ 13.0%	0.59
PV of Terminal Value	$190.547

Sensitivity Analysis: Enterprise Value

	Terminal Multiple
Discount Rate	8.5 x	9.0 x	9.5 x	10.0 x	10.5 x
11.0%	$203.069	$213.888	$224.708	$235.527	$246.347
12.0%	$195.767	$206.182	$216.597	$227.012	$237.427
13.0%	$188.796	$198.825	$208.854	$218.883	$228.911
14.0%	$182.138	$191.798	$201.459	$211.119	$220.779
15.0%	$175.776	$185.085	$194.393	$203.701	$213.009

Range of Selected Enterprise Values		$191.798	—	$227.012

(1) Represents 3-month stub period.

(2) Taxes are based upon $5 million per year at a 5% rate (U.S. Virgin Islands) and the balance of income at 37.5% rate (U.S). Based upon discussions with management, each year the Company will have $5 million in taxable income at the U.S. Virgin Islands rate and the balance will either be a net loss or income subject to U.S. tax law.

DIVIDEND TAX LIABILITY

•                  If and when Cruzan International is no longer publicly held and is no longer listed on a U.S. stock exchange, the withholding rules with respect to its Barbados subsidiary change such that the 5% withholding that is currently paid on dividends to Todhunter Barbados SRL by Todhunter Finance Company will increase to 30%.

•                  This will necessitate the Company unwinding the structure it has put in place prior to the going private event.   Cruzan would repay its loan to Todhunter Finance Company of approximately $25 million and Todhunter Barbados SRL would in turn redeem its preferred stock from Todhunter Finance Company for the same amount.  The money would then be dividend from Todhunter Barbados SRL to VIRIL and the Bahamas company.

•                  The Company’s plan is to then immediately send the $25 million back to Cruzan International by means of a dividend.  Under the tax law recently passed by Congress (section 965), this dividend would be subject to a tax of 5%, or approximately $1.25 million (“Dividend Tax Liability”).  This tax law allows a one-time opportunity for corporations to repatriate funds for a reduced dividend tax in order to stimulate growth.  However, NOLs cannot be used to offset this liability.

•                  For purposes of the per share price consideration under the Transaction Case, we have deducted the Dividend Tax Liability from the indicated enterprise value along with cash, notes receivable, and Other Considerations.

Comparable Public Company Information

COMPARABLE PUBLIC COMPANY MARKET INFORMATION

(figures in millions)

	Current
	Stock Price	Fully Diluted	Market
	Per Share as of	Shares	Value	Enterprise	EV / EBITDA				EV / Revenue
	7/29/2005	Outstanding	of Equity	Value	NFY+1		NFY + 2		NFY+1		NFY +2

Corby (H.) Distillery -Cl A	$59.46	7.118	$423.3	$504.5	NA		NA		4.9	x	NA

Brown-Forman -Cl B	$58.45	122.738	$7,174.0	$7,510.0	12.3	x	10.2	x	NA		2.2	x

Constellation Brands -Cl A	$27.40	248.817	$6,817.6	$9,897.7	10.0	x	9.2	x	1.9	x	1.8	x

Pernod Ricard	$167.75	86.809	$14,561.8	$17,068.2	9.9	x	8.7	x	2.3	x	2.2	x

Diageo Plc -Adr (1)	$55.67	764.618	$42,566.3	$49,502.9	12.0	x	11.3	x	3.9	x	4.0	x

Davide Campari	$7.80	290.400	$2,264.6	$2,695.2	10.9	x	10.3	x	2.6	x	2.5	x

Remy Cointreau	$44.24	47.072	$2,082.4	$2,700.0	10.4	x	10.0	x	2.3	x	2.3	x

Mgp Ingredients Inc	$8.69	16.575	$144.0	$161.6	2.8	x	NA		0.6	x	NA

Low					9.9	x	8.7	x	1.9	x	1.8	x
High					12.3	x	11.3	x	4.9	x	4.0	x

Median					10.6	x	10.1	x	2.4	x	2.2	x
Mean					10.9	x	10.0	x	3.0	x	2.5	x

* Outliers excluded from the range.

Source: Compustat.

NA - Not Available.

NMF - Not Meaningful Figure.

LTM - Latest Twelve Months.

EV - Enterprise Value.

EBIT - Earnings Before Interest and Taxes.

EBITDA - Earnings Before Interest, Taxes, Depreciation and Amortization.

P/E - Price to Earnings.

All figures in US Dollars.

All multiples in reported currency.

(1) Each Diageo ADR is equivalent to four shares of common stock (ADR price is shown above).

RISK RANKINGS

Size

(Revenue, millions)

Diageo Plc -Adr	$12,079.8
Pernod Ricard	$4,443.7
Constellation Brands -Cl A	$4,256.9
Brown-Forman -Cl B	$2,312.0
Remy Cointreau	$1,139.7
Davide Campari	$982.5
Mgp Ingredients Inc	$280.2
Cruzan International, Inc.	$103.9
Corby (H.) Distillery -Cl A	$96.4

Historical Growth

(2-Year EBITDA)

Constellation Brands -Cl A	16.9%
Corby (H.) Distillery -Cl A	13.2%
Brown-Forman -Cl B	10.2%
Diageo Plc -Adr	8.1%
Davide Campari	7.6%
Mgp Ingredients Inc	-2.6%
Pernod Ricard	-3.9%
Remy Cointreau	-10.3%
Cruzan International, Inc.	-62.2%

Profitability

(EBITDA to Revenue)

Corby (H.) Distillery -Cl A	40.1%
Diageo Plc -Adr	36.8%
Davide Campari	24.2%
Pernod Ricard	23.6%
Brown-Forman -Cl B	23.0%
Remy Cointreau	21.6%
Constellation Brands -Cl A	17.2%
Mgp Ingredients Inc	8.8%
Cruzan International, Inc.	0.4%

Size

(Enterprise Value, millions)

Diageo Plc -Adr	$49,502.9
Pernod Ricard	$17,068.2
Constellation Brands -Cl A	$9,897.7
Brown-Forman -Cl B	$7,510.0
Davide Campari	$2,695.2
Remy Cointreau	$2,659.6
Corby (H.) Distillery -Cl A	$504.5
Mgp Ingredients Inc	$161.6

Historical Growth

(1-Year EBITDA)

Mgp Ingredients Inc	NMF
Constellation Brands -Cl A	10.9%
Brown-Forman -Cl B	10.6%
Corby (H.) Distillery -Cl A	8.9%
Davide Campari	8.5%
Diageo Plc -Adr	-0.8%
Remy Cointreau	-2.5%
Pernod Ricard	-11.0%
Cruzan International, Inc.	-83.2%

Relative Depreciation

(Depreciation to EBITDA)

Cruzan International, Inc.	NMF
Mgp Ingredients Inc	64.7%
Constellation Brands -Cl A	14.9%
Pernod Ricard	11.9%
Brown-Forman -Cl B	10.9%
Remy Cointreau	10.0%
Davide Campari	9.9%
Diageo Plc -Adr	9.0%
Corby (H.) Distillery -Cl A	1.6%

Historical Growth

(2-Year Revenue)

Constellation Brands -Cl A	22.3%
Mgp Ingredients Inc	12.3%
Davide Campari	8.6%
Corby (H.) Distillery -Cl A	8.0%
Brown-Forman -Cl B	6.0%
Diageo Plc -Adr	2.0%
Cruzan International, Inc.	-0.2%
Remy Cointreau	-4.9%
Pernod Ricard	-14.1%

Projected Growth

(1-Year EBITDA)

Cruzan International, Inc.	NMF
Corby (H.) Distillery -Cl A	NA
Pernod Ricard	NA
Mgp Ingredients Inc	138.6%
Constellation Brands -Cl A	12.8%
Davide Campari	3.9%
Brown-Forman -Cl B	1.9%
Remy Cointreau	1.3%
Diageo Plc -Adr	-15.0%

Internal Investment

(Capital Expenditures to Revenue)

Mgp Ingredients Inc	7.9%
Diageo Plc -Adr	5.2%
Remy Cointreau	3.8%
Cruzan International, Inc.	3.6%
Constellation Brands -Cl A	3.0%
Pernod Ricard	2.2%
Brown-Forman -Cl B	2.1%
Davide Campari	2.0%
Corby (H.) Distillery -Cl A	0.9%

Historical Growth

(1-Year Revenue)

Mgp Ingredients Inc	40.7%
Constellation Brands -Cl A	15.1%
Davide Campari	9.1%
Corby (H.) Distillery -Cl A	9.1%
Cruzan International, Inc.	6.6%
Brown-Forman -Cl B	4.5%
Remy Cointreau	1.9%
Pernod Ricard	1.1%
Diageo Plc -Adr	0.7%

Projected Growth

(5-Year EPS)

Cruzan International, Inc.	NMF
Pernod Ricard	24.0%
Constellation Brands -Cl A	20.3%
Diageo Plc -Adr	12.4%
Corby (H.) Distillery -Cl A	12.0%
Brown-Forman -Cl B	10.7%
Davide Campari	10.5%
Remy Cointreau	2.6%
Mgp Ingredients Inc	0.6%

Liquidity

(Current Ratio)

Pernod Ricard	NA
Corby (H.) Distillery -Cl A	5.9
Remy Cointreau	3.1
Constellation Brands -Cl A	2.4
Mgp Ingredients Inc	2.2
Brown-Forman -Cl B	2.1
Cruzan International, Inc.	1.4
Diageo Plc -Adr	1.1
Davide Campari	1.1

Projected Growth

(1-Year Revenue)

Constellation Brands -Cl A	13.3%
Brown-Forman -Cl B	12.4%
Cruzan International, Inc.	10.5%
Davide Campari	4.9%
Pernod Ricard	4.7%
Corby (H.) Distillery -Cl A	2.1%
Remy Cointreau	1.9%
Diageo Plc -Adr	1.2%
Mgp Ingredients Inc	0.3%

Profitability

(EBIT to Revenue)

Corby (H.) Distillery -Cl A	39.4%
Diageo Plc -Adr	33.5%
Davide Campari	21.8%
Pernod Ricard	20.8%
Brown-Forman -Cl B	20.5%
Remy Cointreau	19.5%
Constellation Brands -Cl A	14.6%
Mgp Ingredients Inc	3.1%
Cruzan International, Inc.	-4.9%

Leverage

(Debt to EV)

Brown-Forman -Cl B	8.4%
Pernod Ricard	13.3%
Mgp Ingredients Inc	14.9%
Diageo Plc -Adr	18.1%
Remy Cointreau	23.4%
Corby (H.) Distillery -Cl A	24.6%
Davide Campari	25.3%
Constellation Brands -Cl A	31.3%

OPERATING PERFORMANCE PARAMETERS

(figures in millions)

	LTM Operating Indications						LTM Margins
					Adjusted	Adjusted				Adjusted	Adjusted
		Gross	Adjusted	Adjusted	Cash	Net	Gross	Adjusted	Adjusted	Cash	Net
	Revenue	Profit	EBITDA	EBIT	Flow	Income	Profit	EBITDA	EBIT	Flow	Income

Corby (H.) Distillery -Cl A	$96.4	$57.7	$38.6	$38.0	$30.3	$29.7	59.9%	40.1%	39.4%	31.4%	30.8%

Brown-Forman -Cl B	2,312.0	1,400.0	531.0	473.0	355.8	297.8	60.6%	23.0%	20.5%	15.4%	12.9%

Constellation Brands -Cl A	4,256.9	1,196.1	730.9	622.2	414.8	306.1	28.1%	17.2%	14.6%	9.7%	7.2%

Pernod Ricard	4,443.7	2,924.7	1,047.5	923.1	714.6	590.2	65.8%	23.6%	20.8%	16.1%	13.3%

Diageo Plc -Adr	12,079.8	3,446.9	4,451.1	4,051.6	3,025.4	2,626.0	28.5%	36.8%	33.5%	25.0%	21.7%

Davide Campari	982.5	584.7	237.9	214.4	140.5	117.0	59.5%	24.2%	21.8%	14.3%	11.9%

Remy Cointreau	1,139.7	622.8	246.4	221.8	125.9	101.4	54.6%	21.6%	19.5%	11.1%	8.9%

Mgp Ingredients Inc	280.2	29.9	24.6	8.7	22.0	6.1	10.7%	8.8%	3.1%	7.9%	2.2%

Low	$96.4	$29.9	$24.6	$8.7	$22.0	$6.1	10.7%	8.8%	3.1%	7.9%	2.2%
High	$12,079.8	$3,446.9	$4,451.1	$4,051.6	$3,025.4	$2,626.0	65.8%	40.1%	39.4%	31.4%	30.8%

Median	$1,725.8	$909.4	$388.7	$347.4	$248.2	$207.4	57.1%	23.3%	20.6%	14.8%	12.4%
Mean	$3,198.9	$1,282.9	$913.5	$819.1	$603.7	$509.3	46.0%	24.4%	21.6%	16.4%	13.6%

Cruzan International, Inc.	$103.9	$29.7	$0.4	$(5.1)	$1.0	$(4.5)	28.6%	0.4%	-4.9%	1.0%	-4.3%

Source: Compustat.

NA - Not Available.

NMF - Not Meaningful Figure.

LTM - Latest Twelve Months.

EBIT - Earnings Before Interest and Taxes.

EBITDA - Earnings Before Interest, Taxes, Depreciation and Amortization.

BALANCE SHEET STATISTICS

(figures in millions)

									Net		Leverage
	Total	Net Income	Net Income	Current	Quick	Inventory	A/R	A/P	Working	Other	Debt/		Debt/	Debt/	Interest
	Assets	ROA	ROE	Ratio	Ratio	Turnover	Days	Days	Capital	LT Liab/EV	EBITDA		MVE (1)	EV	Coverage (2)

Corby (H.) Distillery -Cl A	$252.051	12.3%	29.1%	5.9	3.5	1.2	56.9	63.6	$38.258	0.9%	3.1	x	29.4%	24.6%	NMF

Brown-Forman -Cl B	2,624.000	11.9%	25.6%	2.1	1.0	1.6	54.6	74.0	$663.000	4.3%	1.2	x	8.8%	8.4%	25.3	x

Constellation Brands -Cl A	7,501.441	4.7%	11.6%	2.4	0.7	2.1	65.8	44.6	$1,696.619	6.6%	4.2	x	45.5%	31.3%	4.7	x

Pernod Ricard	7,161.737	7.7%	17.1%	NA	NA	NA	NA	NA	NA	3.2%	2.2	x	15.4%	13.3%	9.5	x

Diageo Plc -Adr	26,707.730	9.8%	38.5%	1.1	0.7	2.1	136.7	254.1	$2,248.203	5.0%	2.1	x	20.8%	18.1%	12.0	x

Davide Campari	661.643	36.5%	NA	1.1	0.8	4.7	33.7	68.3	$(99.032)	NA	2.9	x	29.8%	25.3%	22.0	x

Remy Cointreau	3,033.081	3.4%	7.1%	3.1	0.6	0.5	73.8	108.9	$1,112.745	20.5%	2.6	x	29.9%	23.4%	3.7	x

Mgp Ingredients Inc	190.877	3.3%	5.5%	2.2	1.1	7.4	41.5	17.7	$44.071	10.6%	1.0	x	16.7%	14.9%	18.8	x

Low	$190.877	3.3%	5.5%	1.1	0.6	0.5	33.7	17.7	$(99.032)	0.9%	1.0	x	8.8%	8.4%	3.7	x
High	$26,707.730	36.5%	38.5%	5.9	3.5	7.4	136.7	254.1	$2,248.203	20.5%	4.2	x	45.5%	31.3%	25.3	x

Median	$2,828.541	8.8%	17.1%	2.2	0.8	2.1	56.9	68.3	$663.000	5.0%	2.4	x	25.1%	20.7%	12.0	x
Mean	$6,016.570	11.2%	19.2%	2.6	1.2	2.8	66.2	90.2	$814.838	7.3%	2.4	x	24.5%	19.9%	13.7	x

Cruzan International, Inc.	$131.640	-3.4%	-5.2%	1.4	0.5	2.3	67.4	55.0	$44.023	NA	66.9	x	NA	NA	0.2	x

Footnotes:

All figures in U.S. Dollars.

Source: Compustat.

NA - Not Available.

NMF - Not Meaningful Figure.

EV - Enterprise Value.

MVE - Market Value of Equity.

EBIT - Earnings Before Interest and Taxes.

EBITDA - Earnings Before Interest, Taxes, Depreciation and Amortization.

ROA - Return on Assets.

ROE - Return on Equity.

A/R - Accounts Receivable.

A/P - Accounts Payable.

No udpated current assets or liabilities available for Pernod Ricard.

(1) Represents Total Interest-Bearing Debt to Market Value of Equity.

(2) Represents EBITDA to Interest Expense.

COMPARABLE COMPANY MARKET ANALYSIS

(figures in millions, except per share data)

	Corby (H.)	Brown-Forman -	Constellation					Mgp
	Distillery -Cl A	Cl B	Brands -Cl A	Pernod Ricard	Diageo Plc -Adr	Davide Campari	Remy Cointreau	Ingredients Inc

General Market Information
Ticker Symbol	*CDL.A	BF.B	STZ	468232	DEO	B08BR2	474171	MGPI
Exchange	Toronto	NYSE	NYSE	Euronext France	NYSE	Italy Continuous	Euronext France	NASDAQ Natl Market
Fiscal Year End	08/2004	04/2005	02/2005	12/31/04	06/30/04	12/01/04	03/01/05	06/2004
Latest Financial Information	05/2005	04/2005	05/2005	12/31/04	12/31/04	03/01/05	03/01/05	03/2005

Closing Price as of Valuation Date – 7/29/2005	$59.46	$58.45	$27.40	$167.75	$55.67	$7.80	$44.24	$8.69
20-Day Average Stock Price	$59.16	$59.93	$28.82	$161.85	$56.41	$7.54	$44.66	$8.40
52 Week Price Range
High	$66.87	$61.59	$31.60	$170.05	$61.23	$8.08	$45.94	$15.35
Low	$51.59	$42.80	$17.70	$117.09	$48.21	$4.82	$31.10	$6.77
52 Week Return	11.1%	26.5%	48.1%	38.8%	11.3%	58.4%	32.4%	-38.0%

Market Valuation Information
Fully Diluted Shares	7.118	122.738	248.817	86.809	764.618	290.400	47.072	16.575
Closing Price as of Valuation Date – 7/29/2005	$59.46	$58.45	$27.40	$167.75	$55.67	$7.80	$44.24	$8.69

Market Value of Equity (MVE)	$423.251	$7,174.032	$6,817.573	$14,561.823	$42,566.290	$2,264.588	$2,082.384	$144.033
plus: Total Debt (book)	121.596	631.000	3,099.287	2,506.404	9,641.738	722.076	666.581	24.086
less: Converted Debt	0.000	0.000	0.000	0.000	0.000	0.000	0.000	0.000
plus: Preferred Stock Redemption/ Market/Liq. Value	0.000	0.000	0.173	0.000	0.000	0.000	0.000	0.000
less: Converted Preferred	0.000	0.000	0.173	0.000	0.000	0.000	0.000	0.000
less: Cash & Cash Equivalents (book)	40.326	295.000	19.184	0.000	3,052.641	296.966	69.660	6.569
plus: Minority Interest in Subsidiaries	0.000	0.000	0.000	0.000	347.502	5.547	20.664	0.000
Enterprise Value	$504.522	$7,510.032	$9,897.676	$17,068.227	$49,502.889	$2,695.245	$2,699.969	$161.550

BROWN-FORMAN CORP.

Brown-Forman’s principal activity is to manufacture and market wines, distilled spirits and kitchen articles.  The Group has two operating segments: Beverages and Consumer Durables.  Wine and Spirits include the production and marketing of wines and distilled spirits.  The major wine and spirits brands of the Group include Fetzer, Bolla, Korbel Champagnes, Jack Daniel’s, Canadian Mist, Southern Comfort, Early Times, and others.  Consumer Durables include the manufacture and sale of fine chinaware, ceramic and crystal collectibles, silver-plated metal giftware, leather accessories and luggage products.  These are marketed under the Lenox, Gorham, Kirk Stieff and Hartmann brand names.  The Group operates in the United States, Poland, United Kingdom, Canada, Denmark, Mauritius, Ireland, Korea, Italy, Finland and Netherlands.

CONSTELLATION BRANDS, INC.

Constellation Brands, Inc. produces and markets beverage alcohol brands in North America, Europe and Australia, and wholesales independent drinks in the U.K.  Leading brands in its portfolio include Corona Extra, Modelo Especial, Pacifico, St. Pauli Girl, Franciscan Oakville Estate, Simi, Estancia, Ravenswood, Blackstone, Banrock Station, Hardys, Nobilo, Houghton, Leasingham, Almaden, Inglenook, Arbor Mist, Vendange and others.

CORBY DISTILLERIES LTD.

Corby Distilleries Ltd. is the leading marketer of spirits and wines in Canada.  With more than a quarter of the domestic market and five of the top ten brands in the country, Corby has a dynamic worldwide portfolio of premium brands.

DAVIDE CAMPARI MILANO S.P.A

Davide Campari’s principal activities are the worldwide production and distribution of spirits, wines and soft drinks.  Its own brands include: Campari, Campari Soda, Cynar, Ouzo 12, Skyy Vodka, Cinzano (spumante & vermouth), Crodo, Crodino, Lemonsoda, Oransoda, Pelmosoda. During 2004, the Group acquired Koutsikos S.A.  It operates in Italy, other European Countries, the Americas and other countries.

DIAGEO PLC

Diageo PLC engages in a broad range of activities within the beer, wine and spirits industry.  Operations include producing, distilling, brewing, bottling, packaging, distributing, developing, and marketing brands in approximately 180 territories around the world.

PERNOD RICARD S.A

Pernod Ricard’s principal activities are grouped into the wines and spirits: the production and distribution of wines, whisky, rum and aniseed based drinks.  Trademarks include Ricard, Pastis 51, Pernod, Suze and Jameson whisky.   Also, the company specializes in the production and distribution of non-alcoholic fruit based drinks.  Trademarks include Orangina, Ricqles, Banga and Pepsi-Cola. Wines and spirits accounted for 96% of 2003 revenues and soft drinks and other, 4%.

REMY COINTREAU S.A.

Remy Cointreau’s principal activities are the production and distribution of well-known brands of cognac, liqueurs, spirits, wines and champagne. Brands of brandy include Remy Martin (cognac and fine champagne); liqueurs: Cointreau, Passoa, Galliano, Jaya and tequila Arraigo; spirits: Bols (genever, vodka and varieties of sweet liqueurs) and Damrak (gin); rums: Mount Gay (Barbados) and Saint James (Martinique).

MGP INGREDIENTS, INC.

MGP Ingredients, Inc. develops and produces natural grain-based products, including specialty and commodity wheat proteins and starches, and distillery products.  Specialty ingredients are primarily composed of specialty wheat starches and specialty wheat proteins, commodity ingredients, including commodity wheat starches and vital wheat gluten, and mill feeds.